UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/29/2005

HILB ROGAL & HOBBS COMPANY
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-15981

Virginia	54-1194795
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4951 Lake Brook Drive, Suite 500
Glen Allen, VA 23060
(Address of Principal Executive Offices, Including Zip Code)

(804) 747-6500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On September 29, 2005, Hilb Rogal & Hobbs Company (the "Registrant") and Wachovia Bank, National Association, as administrative agent and on behalf of the banks named as Required Lenders in the Registrant's Amended and Restated Credit Agreement dated December 15, 2004 ("Credit Agreement"), executed the First Amendment to the Credit Agreement (the "First Amendment") dated September 29, 2005. The First Amendment modifies the definition of "Consolidated EBITDA" for any period that includes the third fiscal quarter of 2005. For such periods, Consolidated EBITDA shall be increased by the amount of the regulatory settlement charge to be recorded by the Registrant (the "Connecticut Charge"), not to exceed $50 million, relating to the Registrant's settlement of claims made by the Attorney General of the State of Connecticut, potential claims of additional attorneys general and/or departments of insurance of other states, and related administrative expenses and legal fees. In addition, for any period that includes any fiscal quarter after the third fiscal quarter of 2005, Consolidated EBITDA shall be reduced to the extent any amount is reversed from the Connecticut Charge and would have otherwise increased Consolidated EBITDA for such period. The Registrant will pay a non-refundable amendment fee of approximately $0.2 million to execute the First Amendment.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

HILB ROGAL & HOBBS COMPANY

Date: September 29, 2005.	By:	/s/ Carolyn Jones
Carolyn Jones
Senior Vice President, Chief Financial Officer and Treasurer